Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS FIRST QUARTER EPS GROWTH OF 55%

ON 22% INCREASE IN REVENUE

FULL YEAR REVENUE AND EARNINGS GUIDANCE RAISED

•	FIRST QUARTER REVENUE EXCEEDED GUIDANCE AND EPS WAS AT THE TOP OF GUIDANCE

•	OPERATING MARGIN EXPANDED 90 BASIS POINTS TO 4.8% FROM 2010 FIRST QUARTER

•	TOTAL HEALTHCARE REVENUE INCREASED 30% AND WAS 28% OF TOTAL FIRST QUARTER REVENUE

•	ELECTRONIC MEDICAL RECORDS (EMR) REVENUE INCREASED 61% TO 53% OF HEALTHCARE REVENUE AND 15% OF TOTAL FIRST QUARTER REVENUE

•	NEW 2011 GUIDANCE INDICATES 18% REVENUE GROWTH AND 35% EPS GROWTH AT MIDPOINT OF NEW RANGES

•	HEADCOUNT INCREASED BY 200 IN THE FIRST QUARTER TO 3,600

BUFFALO, N.Y. — April 25, 2011 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, announced its financial results for the 2011 first quarter which ended on April 1, 2011. Strong demand for external IT resources, an increase in new healthcare solutions projects, and the operating leverage from higher revenue were the primary contributors to CTG’s significant growth in revenue, margins, and earnings in the 2011 first quarter.

Strong Revenue and Earnings Growth Highlight First Quarter Results

Revenue, operating income, net income, and diluted net income per share for the 2011 first quarter as compared with the 2010 first quarter are as follows:

	April 1, 2011	April 2, 2010	$ Change	% Change
Revenue	$95,909	$78,489	$17,420	22%
Operating income	$4,599	$3,089	$1,510	49%
Net income	$2,828	$1,786	$1,042	58%
Diluted net income per share	$0.17	$0.11	$0.06	55%

The Company’s operating margin expanded by 90 basis points to 4.8% from 3.9% in the 2010 first quarter.

“We are reporting excellent financial results for the first quarter with earnings per share up 55% on 22% revenue growth,” said CTG Chairman and Chief Executive Officer James R. Boldt. “The demand for managed staffing services was higher than expected in the quarter resulting in revenue exceeding our guidance and earnings per share at the top end of guidance. There also were several large new business wins in our healthcare practices in the quarter.”

Mr. Boldt continued, “We are pleased by the continued strong demand in the healthcare market as this industry is the major focus of our growth efforts. In the first quarter, healthcare revenue increased 30% over last year with 17 EMR projects making up over half of total healthcare revenue in the quarter. Our win rate on major EMR proposals remains very high as we have won nearly all of the major proposals we have bid on over the last four years. Margins for EMR and other healthcare-related work are significantly higher than our managed staffing services business so we expect the continued growth of our healthcare business will drive further increases in CTG’s profitability.”

2011 First Quarter Review

Solutions revenue in the 2011 first quarter increased by $8.6 million or 34% to $33.7 million, and represented 35% of total revenue. Staffing revenue increased by $8.8 million or 17% to $62.2 million, or 65% of total revenue. European revenue was $17.1 million or 18% of total revenue in the 2011 first quarter, compared with $16.6 million or 21% of total revenue in the 2010 first quarter. Foreign currency exchange fluctuations had a $0.2 million unfavorable effect on revenue in the quarter. There were 65 billing days in both the first quarters of 2011 and 2010.

Selling, general, and administrative (SG&A) expenses were $15.2 million or 15.8% of revenue, compared with $13.9 million or 17.7% of revenue in the 2010 first quarter. The decline in SG&A as a percent of revenue reflects the operating leverage from revenue growth, cost controls, and the increase in the Company’s IT staffing business in the quarter, which has significantly lower SG&A costs than the Company’s IT solutions business.

CTG’s effective tax rate for the 2011 first quarter was 38% compared with 41% in the 2010 first quarter.

The Company used cash from operations of $7.2 million in the 2011 first quarter compared with cash used from operations of $5.0 million in the 2010 first quarter. At April 1, 2011, the Company had $8.9 million in cash compared with $4.2 million at the end of the 2010 first quarter. Cash usage from operations in both quarters primarily reflects the quarters ending on a payroll date for the Company’s U.S. operations. At the end of the 2011 first quarter, the Company had no outstanding debt compared with $0.9 million a year earlier. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2014.

Stock Repurchase Program

CTG repurchased 51,000 of its shares in the 2011 first quarter at an average price of $11.80 per share. In April 2011, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On April 22, 2011, approximately 1.1 million shares were available under its current repurchase authorizations.

2011 Revenue and Earnings Guidance Increased

The Company is providing guidance for the 2011 second quarter. CTG expects its 2011 second quarter revenue to range from $97 million to $99 million, a 21% increase from 2010 at the midpoint of this range. The Company projects 2011 second quarter net income per diluted share of $0.16 to $0.18, a 42% increase from 2010 at the midpoint of this range. There are 64 billing days in the 2011 second quarter, equal to the 2010 second quarter.

Based on the strength of its current business and trends in its healthcare and staffing businesses, CTG has raised its 2011 revenue and earnings guidance. The Company is increasing the range of its 2011 revenue guidance to $380 million to $400 million from $365 million to $385 million, an 18% increase from 2010 at the midpoint of the new projected range. The Company currently projects 2011 net income per diluted share of $.65 to $.75, an increase of $0.02 from the previous range and a 35% increase from 2010 at the midpoint of the new range. A tax rate of approximately 38% is projected for 2011.

Mr. Boldt commented, “All indicators are that 2011 will be another very good year for CTG with a continuation of robust double-digit revenue and earnings growth. We are increasing our revenue and earnings guidance for the year based on the stronger than expected growth we are experiencing in our managed staffing services business and the number of new healthcare business wins in the first quarter.”

Mr. Boldt concluded, “We are capitalizing on the EMR opportunity and are in an excellent position to continue to grow this business at a vigorous pace. Finding and hiring the number of technical resources required to support the higher volume of new healthcare work expected is an industry-wide challenge that we feel better equipped to address than many competitors given our strengths in recruiting and training. Looking to the future, we are also expanding the scope of our healthcare solutions offerings to address the further impact of healthcare reform on providers and payers. These new offerings include support for conversions to ICD-10—the international standard for diagnostic codes—and for the formation of accountable care organizations to improve care quality and reduce unnecessary costs. By building a robust suite of offerings, we are positioning CTG to continue growing as a leading full service provider of health IT and consulting services and solutions. We are confident that our strategic focus on growing our healthcare business will increase our mix of higher margin solutions business and produce significant gains in CTG’s revenue and profitability over the next few years.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and regional health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG’s 3,600 IT professionals are based in an international network of offices in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2010 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday April 26, 2011 at 10:00 AM Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0009 between 9:45 AM and 9:50 AM, ask for the CTG conference call, and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time April 26, 2011 and 11:00 p.m. Eastern Time April 29, 2011 by dialing 1-800-475-6701 and entering the conference ID number 175310.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	April 1, 2011	April 2, 2010

Revenue	$95,909	$78,489
Direct costs	76,112	61,481
Selling, general and administrative expenses	15,198	13,919

Operating income	4,599	3,089
Other expense, net	(37)	(47)

Income before income taxes	4,562	3,042
Provision for income taxes	1,734	1,256

Net income	$2,828	$1,786

Net income per share:
Basic	$0.19	$0.12

Diluted	$0.17	$0.11

Weighted average shares outstanding:
Basic	14,767	14,722
Diluted	16,653	16,006

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	April 1, 2011	April 2, 2010		April 1, 2011	April 2, 2010

Current Assets:			Current Liabilities:
Cash and cash equivalents	$8,868	$4,163	Accounts payable	$7,840	$5,652
Accounts receivable, net	65,339	51,949	Accrued compensation	24,996	20,088
Other current assets	3,269	3,392	Other current liabilities	6,878	6,562

Total Current Assets	77,476	59,504	Total Current Liabilities	39,714	32,302
Property and equipment, net	8,544	8,284	Long-term debt	—	945
Goodwill	35,678	35,678	Other liabilities	9,930	9,456
Other assets	11,102	11,643	Shareholders’ equity	83,156	72,406

Total Assets	$132,800	$115,109	Total Liabilities and Shareholders’ Equity	$132,800	$115,109

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.